Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street                                                                                                                                                                                                                                                                                            Contact:
New York, N.Y. 10022                                                                                                                                                                                                                                                                                                     Mark L. Aaron
                                                                                                                                                                                           (212) 230-5301

TIFFANY REPORTS EXECUTIVE SHIFTS;
PAT McGUINESS APPOINTED CHIEF FINANCIAL OFFICER;
JIM FERNANDEZ BECOMES CHIEF OPERATING OFFICER

New York, N.Y., June 23, 2011 – Tiffany & Co. (NYSE: TIF) today announced two changes in responsibilities among its executive officers, effective immediately.

Patrick F. McGuiness, 45, has been appointed senior vice president and chief financial officer. Mr. McGuiness joined Tiffany in 1990 and has held a variety of management positions within the finance and merchandising divisions. He was promoted to senior vice president - finance in 2007, responsible for Tiffany’s worldwide financial functions. With this appointment, he will continue to be responsible for accounting, treasury, financial planning and financial services and will now also be responsible for the Company’s investor relations program.

James N. Fernandez, 55, has been appointed to the newly-created role of chief operating officer. Mr. Fernandez has served as the Company’s chief financial officer since 1989 and was promoted to executive vice president and chief financial officer in 1998. Over the years he added other responsibilities including diamond operations, real estate operations, distribution, manufacturing, customer service and security. He joined Tiffany in 1983.

Michael J. Kowalski, chairman and chief executive officer, said, “These two executives have both developed first-class finance and operations functions, and I consider this to be a natural progression consistent with the Company’s continuing organizational development.”

As executive vice president and chief operating officer, Mr. Fernandez will continue to report to Mr. Kowalski. As senior vice president and chief financial officer, Mr. McGuiness will continue to report to Mr. Fernandez.

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific, Japan and Europe and engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

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